Exhibit 99.1

Company Press Release

February 10, 2022	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 52-week fiscal 2021 and 12-week fourth quarter ended January 1, 2022. Reported results reflect a 13-week fourth quarter and 53-week year in fiscal 2020. The company’s fiscal 2022 will be a 52-week year.

Fiscal 2021 Summary:

Compared to the prior year where applicable

•	Sales decreased 1.3% to $4.331 billion. Excluding the additional week in the prior year, sales increased 0.4%.

•	Net income increased 35.4% to $206.2 million. Adjusted net income decreased 5.3% to $263.1 million.

•	Adjusted EBITDA(1) decreased 5.9% to $490.9 million, representing 11.3% of sales, a 60-basis point decrease.

•	Diluted EPS increased $0.25 to $0.97. Adjusted diluted EPS(1) decreased $0.07 to $1.24. The impact of the additional week in the prior year was $0.02.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales decreased 3.9% to $983.5 million. Excluding the additional week in the prior year period, sales increased 3.8%.

•	Net income decreased 29.6% to $39.3 million. Adjusted net income decreased 29.1% to $41.9 million.

•	Adjusted EBITDA(1) decreased 21.9% to $88.7 million, representing 9.0% of sales, a 210-basis point decrease.

•	Diluted EPS decreased $0.08 to $0.18. Adjusted diluted EPS(1) decreased $0.08 to $0.20. The impact of the additional week in the prior year period was $0.02.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Flowers’ strong financial results in a year of unique challenges demonstrate the effectiveness of our strategy and the resiliency of our team,” said Ryals McMullian, Flowers Foods’ president and CEO. “Our leading brands continue to gain market share, and we are focused on improving efficiencies through programs like our digital transformation initiative. We expect these programs, along with increased pricing that we implemented in January 2022, to offset the inflationary impact that we experienced in the fourth quarter.

“Our outlook for fiscal 2022 reflects our expectation that investments in innovation and marketing, price increases, and a continued emphasis on efficiencies will drive sales and earnings growth,” he continued. “Although the operating environment remains challenging, our early 2022 results have been promising and we expect to maintain that momentum. As always, our dedicated Flowers team is focused on maximizing shareholder value and driving results in line with our long-term financial targets.”

For the 52-week Fiscal 2022, the Company Expects:

•	Sales in the range of approximately $4.660 billion to $4.695 billion, representing an increase of approximately 7.6% to 8.4% compared to the prior year period

•	Adjusted EPS(1) in the range of approximately $1.25 to $1.35

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $135 million to $145 million

•	Net interest expense of approximately $7 million

•	An effective tax rate in the range of 24.5% to 25.0%

•	Weighted average diluted share count for the year of approximately 213.5 million shares

•	Capital expenditures in the range of $175 million to $185 million, with $65 million to $75 million related to our ERP upgrade

(1) No reconciliation of the forecasted range for adjusted EPS is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 13-Week Period Ended
	January 1, 2022	January 2, 2021
Net income per diluted common share	$0.18	$0.26
Project Centennial consulting costs	—	0.01
Loss on inferior ingredients	0.01	NM
Business process improvement consulting costs	0.01	—
Legal settlements and related costs	—	NM
ERP Road Mapping consulting costs	—	NM
Other lease termination gain	(0.01)	(0.01)
Pension plan settlement loss (gain)	NM	NM
Restructuring and related impairment charges	—	0.02

Adjusted net income per diluted common share	$0.20	$0.28

NM—not meaningful.
Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•	Sales decreased 3.9% to $983.5 million compared to record results in the prior year period.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 6.2%

•	Volume: -2.4%

•	Impact of 53rd week in prior year: -7.7%

•

Branded retail sales decreased $26.9 million or 4.0% to $649.9 million, store branded retail sales decreased $20.0 million or 14.6% to $116.8 million, while non-retail and other sales increased $7.4 million or 3.5% to $216.8 million.

•

Branded retail sales decreased primarily due to the extra week in the prior year period and volume declines from continued moderating of at-home food consumption, partly offset by favorable price/mix and improved promotional efficiency.

•

Store branded retail sales decreased primarily due to the extra week in the prior year period and volume declines as consumer purchasing shifted to branded retail products, partially offset by positive price/mix and increased sales of store branded cake and gluten-free items.

•	Non-retail and other sales increased due to recovering demand from restaurants and schools, as well as more favorable pricing, partly offset by the extra week in the prior year period.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 52.1% of sales, a 110-basis point increase. These costs increased as a percentage of sales due to lower sales and higher ingredient and packaging costs, partly offset by lower incentive compensation and reduced outside purchases.

•

Selling, distribution and administrative (SD&A) expenses were 39.0% of sales, a 110-basis point increase, impacted by a $3.9 million prior-year reimbursement for indirect losses associated with receiving inferior ingredients, higher labor (excluding incentive compensation), logistics, and consulting costs, and increased marketing investments, partly offset by decreased incentive compensation and distributor distribution fees. Excluding matters affecting comparability, adjusted SD&A expenses were 38.9% of sales, a 100-basis point increase from the prior year period.

•	Depreciation and amortization (D&A) expenses were $31.9 million, or 3.2% of sales, a 10-basis point increase.

•	Adjusted EBITDA decreased 21.9% to $88.7 million, representing 9.0% of sales, a 210-basis point decrease.

•	Net income decreased 29.6% to $39.3 million. Adjusted net income decreased 29.1% to $41.9 million.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2021, cash flow from operating activities decreased by $109.9 million to $344.6 million and capital expenditures increased $38.0 million to $136.0 million. Our purchase of a leased portfolio impacted cash flow from investing activities by $64.7 million, and dividends paid to shareholders increased $8.6 million to $175.9 million. Cash and cash equivalents were $185.9 million at the end of fiscal 2021.

There are 5.8 million shares that remain authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on February 11, 2022. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2021 sales of $4.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC’) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 pandemic and future responses and/or measures taken in response thereto, including, but not limited to, new and emerging variants of the virus and the efficacy and distribution of vaccines, which are highly uncertain and are difficult to predict, (c) our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic; (d) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (e) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (f) the level of success we achieve in developing and introducing new products and entering new markets, (g) our ability to implement new technology and customer requirements as required, (h) our ability to operate existing, and any new, manufacturing lines according to schedule, (i) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with suppliers, regulations, and customers; (j) our ability to execute our business strategies which may involve, among other things, (1) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (2) the deployment of new systems and technology, and (3) an enhanced organizational structure, (k) consolidation within the baking industry and related industries, (l) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (m) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products; (n) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (p) labor shortages and turnover or increases in employee and employee-related costs, (q) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (r) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (s) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning (“ERP”) system; and (t) the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended October 9, 2021 for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	January 1, 2022	January 2, 2021
Assets
Cash and cash equivalents	$185,871	$307,476
Other current assets	531,154	502,300
Property, plant and equipment, net	798,728	699,393
Right-of-use leases, net	292,489	334,131
Distributor notes receivable (1)	183,403	204,839
Other Assets	20,992	14,722
Cost in excess of net tangible assets, net	1,240,676	1,260,162

Total assets	$3,253,313	$3,323,023

Liabilities and Stockholders’ Equity
Current liabilities	$471,943	$452,197
Long-term debt	890,609	960,103
Right-of-use lease liabilities (2)	300,522	345,762
Other liabilities	178,965	191,967
Stockholders’ equity	1,411,274	1,372,994

Total liabilities and stockholders’ equity	$3,253,313	$3,323,023

(1)	Includes current portion of $29,093 and $28,427, respectively.
(2)	Includes current portion of $47,974 and $51,908, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Sales	$983,490	$1,023,036	$4,330,767	$4,387,991
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	512,531	521,577	2,175,247	2,196,142
Selling, distribution and administrative expenses	383,542	387,709	1,719,797	1,693,387
Loss on inferior ingredients	1,772	107	944	107
Restructuring and related impairment charges	—	4,848	—	35,483
Multi-employer pension plan withdrawal costs	—	—	3,300	—
Depreciation and amortization expense	31,874	31,379	136,559	141,384

Income from operations	53,771	77,416	294,920	321,488
Other pension benefit	(93)	(73)	(405)	(74)
Pension plan settlement and curtailment loss (gain)	403	(297)	403	108,757
Loss on extinguishment of debt	—	—	16,149	—
Interest expense, net	1,419	3,156	8,001	12,094

Income before income taxes	52,042	74,630	270,772	200,711
Income tax expense	12,720	18,806	64,585	48,393

Net income	$39,322	$55,824	$206,187	$152,318

Net income per diluted common share	$0.18	$0.26	$0.97	$0.72

Diluted weighted average shares outstanding	213,165	212,571	213,033	212,345

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Cash flows from operating activities:
Net income	$39,322	$55,824	$206,187	$152,318
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	41,781	39,096	172,430	273,231
Changes in assets and liabilities and pension contributions	(51,716)	(4,892)	(34,007)	28,915

Net cash provided by operating activities	29,387	90,028	344,610	454,464

Cash flows from investing activities:
Purchase of property, plant and equipment	(49,241)	(29,659)	(135,964)	(97,929)
Purchase of leased portfolio	(64,689)	—	(64,689)	—
Proceeds from sale of property, plant and equipment	470	3,668	2,995	5,368
Acquisition of trademarks	—	—	(10,200)	—
Other	3,736	4,586	16,420	18,569

Net cash disbursed for investing activities	(109,724)	(21,405)	(191,438)	(73,992)

Cash flows from financing activities:
Dividends paid	(44,393)	(42,322)	(175,903)	(167,270)
Payment of contingent consideration	—	—	—	(4,700)
Stock repurchases	—	—	(9,510)	(783)
Net change in debt borrowings	—	(50,000)	(81,858)	92,500
Payments on financing leases	(434)	(222)	(1,745)	(6,715)
Other	3,512	5,566	(5,761)	2,928

Net cash disbursed for financing activities	(41,315)	(86,978)	(274,777)	(84,040)

Net (decrease) increase in cash and cash equivalents	(121,652)	(18,355)	(121,605)	296,432
Cash and cash equivalents at beginning of period	307,523	325,831	307,476	11,044

Cash and cash equivalents at end of period	$185,871	$307,476	$185,871	$307,476

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12-Week Period Ended January 1, 2022	For the 13-Week Period Ended January 2, 2021	$ Change	% Change
Branded Retail	$649,905	$676,781	$(26,876)	(4.0)%
Store Branded Retail	116,761	136,785	(20,024)	(14.6)%
Non-Retail and Other	216,824	209,470	7,354	3.5%

Total Sales	$983,490	$1,023,036	$(39,546)	(3.9)%

Sales by Sales Class	For the 52-Week Period Ended January 1, 2022	For the 53-Week Period Ended January 2, 2021	$ Change	% Change
Branded Retail	$2,875,418	$2,914,072	$(38,654)	(1.3)%
Store Branded Retail	534,794	607,741	(72,947)	(12.0)%
Non-Retail and Other	920,555	866,178	54,377	6.3%

Total Sales	$4,330,767	$4,387,991	$(57,224)	(1.3)%

Sales Bridge

For the 12-week period ended January 1, 2022	Volume	Net Price/Mix	Week 53	Total Sales Change
Flowers Foods	(2.4)%	6.2%	(7.7)%	(3.9)%

For the 52-week period ended January 1, 2022	Volume	Net Price/Mix	Week 53	Total Sales Change
Flowers Foods	(4.2)%	4.6%	(1.7)%	(1.3)%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income per diluted common share	$0.18	$0.26	$0.97	$0.72
Loss on inferior ingredients	0.01	NM	NM	NM
Project Centennial consulting costs	—	0.01	—	0.05
ERP Road Mapping consulting costs	—	NM	—	0.02
Business process improvement consulting costs	0.01	—	0.11	—
Legal settlements and related costs	—	NM	0.08	0.03
Acquisition consideration adjustment	—	—	0.01	—
Restructuring and related impairment charges	—	0.02	—	0.13
Other lease termination gain	(0.01)	(0.01)	(0.01)	(0.01)
Multi-employer pension plan withdrawal costs	—	—	0.01	—
Pension plan settlement and curtailment loss (gain)	NM	NM	NM	0.38
Other pension plan termination costs	—	—	—	NM
Loss on extinguishment of debt	—	—	0.06	—

Adjusted net income per diluted common share	$0.20	$0.28	$1.24	$1.31

NM—not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Sales	$983,490	$1,023,036	$4,330,767	$4,387,991
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	512,531	521,577	2,175,247	2,196,142

Gross Margin excluding depreciation and amortization	470,959	501,459	2,155,520	2,191,849
Less depreciation and amortization for production activities	17,917	17,427	$76,904	$77,240
Gross Margin	$453,042	$484,032	$2,078,616	$2,114,609

Depreciation and amortization for production activities	$17,917	$17,427	$76,904	$77,240
Depreciation and amortization for selling, distribution and administrative activities	13,957	13,952	59,655	64,144

Total depreciation and amortization	$31,874	$31,379	$136,559	$141,384

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Selling, distribution and administrative expenses (SD&A)	$383,542	$387,709	$1,719,797	$1,693,387
Project Centennial consulting costs	—	(1,504)	—	(15,548)
ERP Road Mapping consulting costs	—	(1,284)	—	(4,363)
Business process improvement consulting costs	(3,897)	—	(31,293)	—
Legal settlements and related costs	—	(1,019)	(23,089)	(7,250)
Acquisition consideration adjustment	—	—	(3,400)	—
Other lease termination gain	2,644	4,066	2,644	4,066
Other pension plan termination costs	—	—	—	(133)

Adjusted SD&A	$382,289	$387,968	$1,664,659	$1,670,159

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income	$39,322	$55,824	$206,187	$152,318
Income tax expense	12,720	18,806	64,585	48,393
Interest expense, net	1,419	3,156	8,001	12,094
Loss on extinguishment of debt	—	—	16,149	—
Depreciation and amortization	31,874	31,379	136,559	141,384

EBITDA	85,335	109,165	431,481	354,189
Other pension benefit	(93)	(73)	(405)	(74)
Pension plan settlement and curtailment loss (gain)	403	(297)	403	108,757
Other pension plan termination costs	—	—	—	133
Loss on inferior ingredients	1,772	107	944	107
Project Centennial consulting costs	—	1,504	—	15,548
Business process improvement consulting costs	3,897	—	31,293	—
ERP Road Mapping consulting costs	—	1,284	—	4,363
Legal settlements and related costs	—	1,019	23,089	7,250
Acquisition consideration adjustment	—	—	3,400	—
Restructuring and related impairment charges	—	4,848	—	35,483
Other lease termination gain	(2,644)	(4,066)	(2,644)	(4,066)
Multi-employer pension plan withdrawal costs	—	—	3,300	—

Adjusted EBITDA	$88,670	$113,491	$490,861	$521,690

Sales	$983,490	$1,023,036	$4,330,767	$4,387,991
Adjusted EBITDA margin	9.0%	11.1%	11.3%	11.9%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Income tax expense	$12,720	$18,806	$64,585	$48,393
Tax impact of:
Loss on inferior ingredients	443	27	236	27
Project Centennial consulting costs	—	376	—	3,887
Business process improvement consulting costs	974	—	7,823	—
Legal settlements and related costs	—	255	5,773	1,813
Acquisition consideration adjustment	—	—	850	—
Restructuring and related impairment charges	—	1,212	—	8,871
Multi-employer pension plan withdrawal costs	—	—	825	—
ERP Road Mapping consulting costs	—	321	—	1,091
Other lease termination gain	(661)	(1,017)	(661)	(1,017)
Pension plan settlement and curtailment loss (gain)	101	(75)	101	27,189
Other pension plan termination costs	—	—	—	33
Loss on extinguishment of debt	—	—	4,037	—

Adjusted income tax expense	$13,577	$19,905	$83,569	$90,287

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 13-Week Period Ended	For the 52-Week Period Ended	For the 53-Week Period Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income	$39,322	$55,824	$206,187	$152,318
Loss on inferior ingredients	1,329	80	708	80
Project Centennial consulting costs	—	1,128	—	11,661
Business process improvement consulting costs	2,923	—	23,470	—
Legal settlements and related costs	—	764	17,316	5,437
Acquisition consideration adjustment	—	—	2,550	—
Restructuring and related impairment charges	—	3,636	—	26,612
Multi-employer pension plan withdrawal costs	—	—	2,475	—
ERP Road Mapping consulting costs	—	963	—	3,272
Other lease termination gain	(1,983)	(3,049)	(1,983)	(3,049)
Pension plan settlement and curtailment loss (gain)	302	(222)	302	81,568
Other pension plan termination costs	—	—	—	100
Loss on extinguishment of debt	—	—	12,112	—

Adjusted net income	$41,893	$59,124	$263,137	$277,999